EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

DECEMBER 8, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

COMMON STOCK OFFERING

OKLAHOMA CITY, OKLAHOMA, DECEMBER 8, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a public offering of 20.0 million shares of its common stock. Chesapeake intends to use the net proceeds of the offering to repay debt under its bank credit facility or for general corporate purposes.

The offering will be made under a shelf registration statement that became effective when filed by the company today. The company intends to grant the underwriters a 30-day option to purchase a maximum of 3.0 million additional shares of its common stock to cover over-allotments if any.

UBS Investment Bank, Banc of America Securities LLC, Credit Suisse First Boston, Lehman Brothers and Raymond James will be joint book-running managers for the offering. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of UBS Securities LLC, Prospectus Department, 299 Park Avenue, 29th Floor, New York, NY 10171, 212-821-3000; Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Credit Suisse First Boston, One Madison Avenue, Level 1B, New York, NY 10010, 212-325-2580; Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Raymond James & Associates, 880 Carillon Parkway, St. Petersburg, FL 33716, 727-567-2400.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States.